EXHIBIT 11.1

                     UNITED WASTE SYSTEMS, INC.
        STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                  Six Months         Six Months
                                     Ended              Ended
                                 June 30, 1996    June 30, 1995(2)

Primary:
Net income                     $     13,232,559   $     9,665,410
  Dividends on preferred
    stock                                                (204,925)
  Earnings available to
    common stockholders        $     13,232,559   $     9,460,485

Historical weighted average
  Common shares outstanding          36,195,539        28,405,205
Dilution of common stock options
  and warrants (1)                    2,705,654         2,622,594
Weighted average common shares
  outstanding                        38,901,193        31,027,799
Earnings per common share                  $.34              $.30

                                 Three Months       Three Months
                                     Ended              Ended
                                 June 30, 1996    June 30, 1995(2)

Net income                     $      7,106,938   $     6,185,190
  Dividends on preferred
    stock                                                (204,925)
  Earnings available to
    common stockholders        $      7,106,938   $     5,980,265

Historical weighted average
  Common shares outstanding          36,459,497        29,160,191
Dilution of common stock
  options and warrants(1)             2,668,063         2,652,852
Weighted average of common
  shares outstanding                 39,127,560        31,813,043
Earnings per common share                  $.18              $.19

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(1)  Based upon the treasury stock method
(2)  All share and per-share data reflects the June 1996 two-for-one stock split


                                                    EXHIBIT 11.1

                          UNITED WASTE SYSTEMS, INC.
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                                     Six Months
                                                        Ended
                                                  June 30, 1995(2)

Fully Diluted:
Net income                                        $      9,665,410
  Dividends on preferred stock                                   0
  Earnings available to common stockholders       $      9,665,410

Historical weighted average
  Common shares outstanding                             28,405,205
Dilution of common stock options and warrants(1)         3,054,304
Assumed conversion of convertible preferred stock        1,458,326
Weighted average common shares outstanding              32,917,835
Earnings per common shares                                    $.29


                                                    Three Months
                                                        Ended
                                                  June 30, 1995(2)
Net income                                        $      6,185,190
  Dividends on preferred stock                                   0
  Earnings available to common stockholders       $      6,185,190

Historical weighted average
  Common shares outstanding                             29,160,191
Dilution of common stock options and warrants(1)         3,042,352
Assumed conversion of convertible preferred stock        1,286,620
Weighted average common shares outstanding              33,489,163
Earnings per common share                                     $.18

- --------------
(1)  Based upon the treasury stock method
(2)  All share and per-share data reflects the June 1996 two-for-one stock split